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                  Amendment to Bylaws of InforMedia Corporation
                (Adopted by Board of Directors on April 25, 1988)


                                    ARTICLE I

                                  STOCKHOLDERS

                  8. BUSINESS COMBINATIONS. The Corporation elects out of Section 203 of the General Corporation Law which generally restricts business combinations with interested stockholders.